Exhibit 23.m.8.

PHOENIX OPPORTUNITIES TRUST

(the “Fund”)

AMENDMENT NO. 2 TO

CLASS A SHARES

AMENDED AND RESTATED DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 24th day of September, 2007 amends that certain Class A Shares Amended and Restated Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, dated March 1, 2007 as amended on June 27, 2007 by and for the Fund (the “Plan”) as herein below provided.

W I T N E S S E T H :

WHEREAS, the Fund wishes to amend Appendix A of the Plan to reflect the addition of new series of the Fund which have been approved as parties to the Plan, as well as the deletion of a terminated series of the Fund from the Plan; and

WHEREAS, the Fund wishes to amend paragraph 2 of the Plan as stated below.

NOW, THEREFORE, in consideration of the foregoing premises, the Fund hereby agrees that the Plan is amended as follows:

1. Appendix A to the Plan is hereby replaced with Appendix A attached hereto and made a part hereof.

2. Paragraph 2 of the Plan is hereby amended to read as follows:

2. Rule 12b-1 Fees

The Fund shall pay to the Distributor, at the end of each month, an amount on an annual basis equal to 0.25% of the average daily value of the net assets of any series of the Fund’s Class A shares, as compensation for the Distributor’s services as distributor of Class A Shares in connection with any activities or expenses primarily intended to result in the sale of the Class A Shares. The Fund’s series known as Phoenix Diversifier PHOLIO, Phoenix Wealth Accumulator PHOLIO, Phoenix Wealth Builder PHOLIO and Phoenix Wealth Guardian PHOLIO are “funds of funds” which invest in underlying funds. To the extent that an underlying fund pays a Rule 12b-1 fee, a PHOLIO shall not pay a Rule 12b-1 fee for that portion of the assets invested in the underlying fund or shall pay only the portion of the fee which is not charged by the underlying fee (e.g. if the underlying fund charges a Rule 12b-1 fee of 0.20% on an annual basis, the Fund would pay a 0.05% fee on those assets invested in the underlying fund). Expenses may include, but are not limited to, payment of compensation, including incentive compensation to securities dealers and financial institutions and organizations to obtain various distribution related and/or shareholder services for the investors in the Class A Shares or investors in a series of Phoenix PHOLIOsSM which in turn invests in the Class A shares; payment of compensation to and expenses of personnel of the Distributor who support the distribution of the Class A Shares; expenses related to the cost of financing or providing such financing from the Distributor’s or an affiliate’s resources in connection with the Distributor’s payment of such distribution expenses and the payment of other direct distribution costs such as the cost of sales literature, advertising and prospectuses. Shareholder services include, but are not limited to, transmitting prospectuses, statements of additional information, shareholder reports, proxy statements and other materials to shareholders; providing educational materials; providing facilities to answer questions about the Funds; receiving and answering correspondence; assisting shareholders in completing application forms and selecting dividend and other account options and providing such other information and services as the Distributor or Fund may reasonable request.

APPENDIX A

Phoenix Bond Fund

Phoenix CA Tax-Exempt Bond Fund

Phoenix Core Bond Fund

Phoenix Diversifier PHOLIO

Phoenix Emerging Markets Bond Fund

Phoenix Foreign Opportunities Fund

Phoenix Global Utilities Fund

Phoenix Growth Opportunities Fund

Phoenix High Yield Fund

Phoenix International Strategies Fund

Phoenix Market Neutral Fund

Phoenix Money Market Fund

Phoenix Multi-Sector Fixed Income Fund

Phoenix Multi-Sector Short Term Bond Fund

Phoenix Real Estate Securities Fund

Phoenix Wealth Accumulator PHOLIO

Phoenix Wealth Builder PHOLIO

Phoenix Wealth Guardian PHOLIO

Phoenix Worldwide Strategies Fund

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